PROSPECTUS SUPPLEMENT NO. 3 (to Prospectus dated August 1, 2016)	Filed pursuant to Rule 424(a) Registration No. 333-212795

The information contained in this prospectus supplement and the accompanying prospectus (as amended and supplemented to date) is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion, Dated August 29, 2016

OFFER TO EXCHANGE AND CONSENT SOLICITATION

Senior Secured Toggle Notes due 2020 and

Warrants For Shares of Common Stock

for

Any and All 10% Senior Secured Notes due 2020

(CUSIP Nos. 205768 AK0 and U2038J AC1)

and

7 3⁄4% Convertible Secured PIK Notes due 2019

for

Any and All 7 3⁄4% Senior Notes due 2019

(CUSIP No. 205768 AH7)

and

9 1⁄2% Convertible Secured PIK Notes due 2020

for

Any and All 9 1⁄2% Senior Notes due 2020

(CUSIP No. 205768 AJ3)

This prospectus supplement (this “prospectus supplement”) updates certain statements and information and supersedes any inconsistent statement or information contained in the prospectus dated August 1, 2016, as supplemented by the prospectus supplements dated August 15, 2016 and August 22, 2016 (as supplemented, the “prospectus”), of Comstock Resources, Inc. (“we,” “us,” or the “Company”), including an extension of the Expiration Date, the Withdrawal Deadline and the Early Tender Date of the Exchange Offer to 11:59 P.M., New York City time, on Friday, September 2, 2016. This prospectus supplement and the prospectus, taken together, constitute a current prospectus relating to the Company’s offer to exchange (collectively, the “Exchange Offer”) (a) its Senior Secured Toggle Notes due 2020 (the “New Senior Secured Notes”) and warrants exercisable for shares of common stock for any and all outstanding 10% Senior Secured Notes due 2020 (the “Old Senior Secured Notes”), (b) its 7 3⁄4% Convertible Secured PIK Notes due 2019 (the “New 2019 Convertible Notes”) for any and all outstanding 7 3⁄4% Senior Notes due 2019 (the “Old 2019 Notes”) and (c) its 9 1⁄2% Convertible Secured PIK Notes due 2020 (the “New 2020 Convertible Notes” and together with the New Senior Secured Notes and the New 2019 Convertible Notes, the “new notes”) for any and all outstanding 9 1⁄2% Senior Notes due 2020 (the “Old 2020 Notes” and together with the Old Senior Secured Notes and the Old 2019 Notes, the “old notes”). The New 2019 Convertible Notes and the New 2020 Convertible Notes are collectively referred to herein as the “New Convertible Notes.”

This prospectus supplement contains important changes and should be read carefully and in its entirety in conjunction with the prospectus. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The date of this prospectus supplement is August 29, 2016.

CHANGES TO THE PROSPECTUS AND THE TERMS OF THE EXCHANGE OFFER

We are modifying the terms of the Exchange Offer and the contents of the prospectus as described below. Accordingly, references in the prospectus to the matters described herein shall reflect such modifications.

Junior Lien Intercreditor Agreement

The Junior Lien Intercreditor Agreement will include a purchase option such that during an Event of Default under the Senior Secured Notes Indenture, subject to the terms and limitations set forth in the Junior Lien Intercreditor Agreement, the holders of the New Convertible Notes will have the right to purchase all (but not less than all) of the New Senior Secured Notes for a purchase price equal to the full amount of all Priority Lien Obligations (including principal, interest, premium (if any), fees and expenses) in respect of the New Senior Secured Notes.

Extension of the Expiration Date and Early Tender Date

We are extending the Expiration Date of the Exchange Offer. The Expiration Date was previously 11:59 P.M., New York City time, on Friday, August 26, 2016 and will now expire at 11:59 P.M., New York City time, on Friday, September 2, 2016, unless further extended. We are also extending the Withdrawal Deadline and the Early Tender Date of the Exchange Offer to 11:59 P.M., New York City time, on Friday, September 2, 2016. All references to the Expiration Date, Withdrawal Deadline and Early Tender Date in the prospectus are hereby amended such that the Expiration Date, Withdrawal Deadline and Early Tender Date will be 11:59 P.M., New York City time, on Friday, September 2, 2016. Accordingly, holders of old notes will have until such time to validly tender their old notes in the Exchange Offer and old notes previously tendered for exchange may be withdrawn at any time prior to such time. All holders who tender their old notes prior to such time will receive the Early Exchange Consideration.

Minimum Condition

We are amending the Minimum Condition described in the prospectus such that consummation of the Exchange Offer will be conditioned upon (among the other conditions described in the prospectus) (i) holders of not less than 67% in aggregate principal amount of the Old Senior Secured Notes having validly tendered (and not validly withdrawn) their old notes in the Exchange Offer and (ii) holders of not less than 90% in total aggregate principal amount of the Old 2019 Notes and Old 2020 Notes (on a combined basis) having validly tendered (and not validly withdrawn) their old notes in the Exchange Offer.

Subject to the changes to the terms of the offer described above, Holders of old notes who wish to tender but have not yet done so may continue to use the letter of transmittal previously delivered. Holders of old notes who have validly tendered (and not withdrawn) their notes do not need to take any action to receive the exchange consideration, as amended hereby.

Except as set forth in this supplement, the terms and conditions of the Exchange Offer remain as set forth in the prospectus. This prospectus supplement should be read in conjunction with the prospectus.

Requests for assistance in connection with the tender of your old notes pursuant to the Exchange Offer may be directed to the Information and Exchange Agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor | New York, New York 10005

Banks and Brokers Call: (212) 269-5550 | All Others Call Toll-Free: (877) 732-3619

Email: crk@dfking.com

Attention: Peter Aymar

The Dealer Manager for the Exchange Offer is:

BofA Merrill Lynch

Attention: Debt Advisory

The Hearst Building

214 North Tryon Street, 14th Floor

Charlotte, North Carolina 28255

Toll-Free: (888) 292-0070

Collect: (980) 388-4813 and (646) 855-2464

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